EXHIBIT 23(b)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 25, 2009 relating to the financial statements of the Diebold, Incorporated 401(k) Savings Plan, which appears in the Annual Report of the Diebold, Incorporated 401(k) Savings Plan on Form 11-K for the year ended December 31, 2008.
BOBER, MARKEY, FEDOROVICH & COMPANY
Akron, Ohio
September 21, 2009